Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States	Facsimile:

+1 212 446 4800	+1 212 446 4900

www.kirkland.com

May 29, 2024

Molson Coors Beverage Company

P.O. Box 4030, BC 555

Golden, Colorado 80401

Re:	3.800% Senior Notes due 2032

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Molson Coors Beverage Company, a Delaware corporation (the “Issuer”), and each of the Guarantors (as defined below). This letter is being delivered in connection with the registration by the Issuer under the Securities Act of 1933, as amended (the “Act”), on a shelf Registration Statement on Form S-3ASR (Registration No. 333-277183), and the documents incorporated by reference therein, filed with the Securities and Exchange Commission on February 20, 2024 (which became effective automatically upon filing, the “Registration Statement”) of €800,000,000 in aggregate principal amount of 3.800% Senior Notes due 2032 (the “Notes”) to be issued pursuant to the Indenture (the “Base Indenture”), dated as of the date hereof, as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuer, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”). The Indenture provides that the Notes are to be guaranteed (the “Guarantees”) by the Guarantors. The Notes and the Guarantees are collectively referred to herein as the “Securities.”

Molson Coors International LP, a Delaware limited partnership, Molson Coors Holdco Inc., a Delaware corporation, Molson Coors USA LLC, a Delaware limited liability company, Molson Coors Beverage Company USA LLC, a Delaware limited liability company and Coors Distributing Company LLC, a Delaware limited liability company, are referred to herein as the “Covered Guarantors.” The entities listed on Schedule I that are referred to herein collectively as the “Non-Covered Guarantors” and together with the Covered Guarantors, the “Guarantors”).

Austin   Bay Area   Beijing   Boston   Brussels   Chicago   Dallas   Hong Kong   Houston   London   Los Angeles   Miami   Munich   Paris   Riyadh   Salt Lake City   Shanghai   Washington, D.C.

May 29, 2024

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including, without limitation: (i) the corporate and organizational documents of the Issuer and the Covered Guarantors, (ii) resolutions of the Issuer and the Covered Guarantors with respect to the issuance and sale of the Securities, (iii) the Registration Statement, (iv) the base prospectus of the Issuer, dated February 20, 2024, contained in the Registration Statement, (v) the prospectus supplement of the Issuer, dated May 22, 2024, covering the offer and sale of the Notes (together with the base prospectus, the “Prospectus Supplement”), (vi) the Indenture (including the Guarantees contained therein), and (vii) the global notes representing the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Covered Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Covered Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.

We have assumed further that each of the Non-Covered Guarantors is an entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has all legal right, power and authority to issue the Notes and to execute, deliver and perform its obligations under the Indenture and the Notes. We are aware of the delivery to you of the opinion of Perkins Coie LLP, legal counsel as to Colorado law for certain Non-Covered Guarantors, dated as of the date hereof, which opinion is filed as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Issuer with the Securities and Exchange Commission on the date hereof and to be incorporated by reference into the Registration Statement. We are also aware of the opinion of McCarthy Tétrault LLP, legal counsel as to Canadian law for certain Non-Covered Guarantors, dated as of the date hereof, which opinion is filed as Exhibit 5.3 to the Current Report on Form 8-K to be filed by the Issuer with the Securities and Exchange Commission on the date hereof and to be incorporated by reference into the Prospectus Supplement.

We assume for purposes of this opinion that the applicable trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the applicable trustee and constitutes the legally valid and binding obligations of such trustee, enforceable against such trustee in accordance with its terms; that the applicable trustee is in compliance, generally and with respect to acting as an agent under the Indenture with all applicable laws and regulations; and that the applicable trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

May 29, 2024

Each opinion in this letter that any particular contract constitutes a valid and binding agreement or is enforceable in accordance with its terms (each, an “enforceability opinion”) is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: (A) principles limiting the availability of specific performance and injunctive relief; (B) principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; (C) principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; (D) principles which may permit a party to cure a material failure to perform its obligations; and (E) principles affording equitable defenses such as waiver, laches and estoppel. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this opinion should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this opinion ) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion. In addition, none of the opinions or other advice contained in this opinion covers or otherwise addresses any of the following types of provisions (or the enforceability thereof) which may be contained in the Notes and the Guarantees: (i) provisions mandating contribution towards judgments or settlements among various parties; (ii) waivers of benefits and rights (including any usury or stay law) to the extent they cannot be waived under applicable law; (iii) provisions providing for liquidated damages, late charges and prepayment charges, in each case if deemed to constitute penalties; (iv) provisions which might require indemnification or contribution in violation of general principles of equity or public policy, including, without limitation, indemnification or contribution obligations which arise out of the failure to comply with applicable state or federal securities laws, rules or regulations; or (v) requirements in the Notes and the Guarantees specifying that provisions thereof may only be waived in writing (these provisions may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents).

The enforceability opinion related to the Guarantees is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the Guarantors (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture or the Securities so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuer or the Guarantors, which is substantially and materially different from that presently contemplated by the Indenture and the Securities.

May 29, 2024

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that (i) the Notes have been duly authorized and executed by the Issuer, (ii) the Guarantees of the Covered Guarantors have been duly authorized and executed by the Covered Guarantors, and (iii) assuming due authorization, execution and delivery of the Indenture by the Non-Covered Guarantors and the Trustee and due authentication and delivery of the Notes by the Trustee, the Notes are binding obligations of the Issuer and the Guarantees are binding obligations of the Guarantors.

Our advice on every legal issue addressed in this opinion is based exclusively on the internal law of New York and the General Corporation Law of the State of Delaware.

For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the Notes, (ii) at the time of the issuance, sale and delivery of each Note (x) there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Note or the Guarantees and (y) the issuance, sale and delivery of such Note, the terms of such Note and compliance by the Issuer and the Guarantors with the terms of such Note will not violate any applicable law, any agreement or instrument then binding upon the Issuer or any Guarantor or any restriction imposed by any court or governmental body having jurisdiction over the Issuer or any Guarantor.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Issuer’s Current Report on Form 8-K on or about the date hereof and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

May 29, 2024

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated May 29, 2024. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

Schedule I

Non-Covered Guarantors

1.	Molson Canada 2005, an Ontario partnership;

2.	Coors Brewing Company, a Colorado corporation;

3.	CBC Holdco LLC, a Colorado limited liability company;

4.	CBC Holdco 2 LLC, a Colorado limited liability company;

5.	CBC Holdco 3, Inc., a Colorado corporation; and

6.	Newco3, Inc., a Colorado corporation.